Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into on this 10th day of June, 2019, by and between Paul Susie (“Employee”) and Severn Savings Bank, FSB (the “Bank” or “Company”).  Each may be referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Employee understands and agrees that the last day on which Employee will have actively performed Employee’s job duties for the Company was May 30, 2019;

WHEREAS, Employee and Company desire to formalize the arrangements to which they have agreed regarding Employee’s separation from employment from the Bank;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the adequacy of which are hereby acknowledged by the Parties, Employee and Company agree as follows:

1.          Separation Payments.  The Company shall pay Employee separation pay in the amount of $50,188.68, which is the equivalent of 12 weeks of Employee’s gross wages, less any applicable tax withholdings, deductions authorized in writing by Employee, or as otherwise required by applicable law.  In addition, the Company shall pay Employee 162 hours of personal time off accumulated in the amount of $16,938.68 at such time as this Agreement shall become irrevocable.  The separation payments shall be made on the Company’s regularly scheduled pay dates, with the first payment commencing on the first regularly scheduled pay date that occurs at least five (5) days after this Agreement becomes effective, binding, and irrevocable, as provided in Section 15 below.  Each separation payment shall be made through normal payroll deposit, with the payment stub/receipt mailed to the home/mailing address the Bank has on file for Employee or any other address Employee provides to the Bank in writing.  During the period in which separation payments are made to Employee, Employee shall be eligible to continue to participate in the Bank’s benefit plans (e.g., health insurance, 401k) on the same terms and conditions applicable to other similarly situated employees of the Bank, but Employee shall not be eligible to accrue any additional days of paid leave during the period in which separation payments are made.  Employee acknowledges that Employee would not be entitled to the separation payments (and remain eligible to participate in the Bank’s benefit plans) described herein, but for Employee’s agreement to the release contained in Section 2 below and other consideration Employee has provided to the Bank as described herein.

Notwithstanding the above, provided Employee is actively seeking full time employment, and further provided Employee cooperates with the Bank to assist the Bank in matters that Employee is familiar, after request by the Bank, the Employee shall receive the equivalent of additional separation pay (“Additional Pay”) until such time as Employee obtains employment, except that in no event shall the Additional Pay exceed $50,188.68, less any applicable tax withholdings, deductions, etc., all as above described.

2.          General Release. Employee, for himself, Employee’s heirs, executors, administrators, personal representatives, successors, and assigns (individually and collectively, the “Releasing Parties”), hereby releases and forever discharges the Bank, its parent company, subsidiaries, and operating affiliates, and each of their current, former, and future directors, officers, employees, shareholders, agents, attorneys, and insurers, as well as each of the foregoing’s successors and assigns (individually and collectively, the "Released Parties"), from any and all claims, demands, causes of actions, damages, liabilities, obligations, or other legal responsibilities of any kind, whether known or unknown, in law or equity, based upon, arising out of, or related in any way to Employee’s employment with the Bank or the termination of that employment.

(a)       The foregoing release includes, but is not limited to, any claims for: (i) compensation, wages, or other benefits; (ii) discrimination or retaliation (e.g., Title VII of the Civil Rights Act of 1964 as amended, Civil Rights Act of 1966, Americans With Disabilities Act, as amended, Equal Pay Act, as amended, Age Discrimination in Employment Act, as amended, and any comparable federal, state, or local statutes that prohibit any form of discrimination or retaliation); (iii) breach of express or implied contract or unjust enrichment; (iv) wrongful discharge, fraud, assault, battery, emotional distress, covenant of good faith and fair dealing, or any other tort theory;  (v) violation of any other federal, state or local law, regulation or public policy; and (vi) any other claim that arises out of or in any way relates to Employee’s employment relationship with the Bank or any Released Parties.

(b)       Notwithstanding the foregoing, the release contained herein does not:  (i) apply to any benefit that vested with Employee prior to the effective date of this Agreement; (ii) preclude the Releasing Parties from pursuing a claim or instituting legal action to enforce the provisions of this Agreement; or (iii) preclude the Releasing Parties from filing a claim for unemployment, except to the extent that a claim for unemployment is barred or reduced as a result of the separation payments set forth herein.

(c)     Notwithstanding the foregoing, the release contained herein does not preclude Employee from seeking the continuation or conversion of insurance coverage to the extent that the Bank’s insurance plans or applicable law provide for such continuation or conversion of coverage.

3.           Covenant Not To Sue and Waiver of Relief.  Employee (on Employee’s own behalf and on behalf of the Releasing Parties) covenants that Employee has not filed and will neither file nor cause or permit to be filed on Employee’s behalf any demand for arbitration, lawsuit, or other legal proceeding against the Released Parties seeking equitable or monetary relief based upon, arising out of, or related in any way to any events that occurred up to and including the effective date of this Agreement, except to the extent that such a claim concerns a claim for unemployment benefits.  In the event that any person, organization, or other entity files or causes or permits to be filed a claim, charge, demand for arbitration, administrative proceeding, lawsuit, or other legal proceeding that is based upon, arising out of, or related in any way to any events that occurred up to and including the effective date of this Agreement (other than a claim for unemployment benefits), Employee (on Employee’s own behalf and on behalf of the Releasing Parties) shall not seek or accept any relief in such action.  Notwithstanding the foregoing, nothing in this Section shall preclude Employee from filing a charge of discrimination or cooperating with any investigation by an administrative agency to the extent that such cooperation is permitted by applicable law.

4.         Representations Regarding Rights Released and Status of Employment.  Employee represents and warrants that Employee has not assigned or otherwise transferred to any person or entity any claims released in this Agreement.  In connection with Employee’s search for new employment, Employee may represent to any person or entity that Employee is an employee or was employed by the Bank through the date this Agreement shall become irrevocable, but Employee may not represent or imply to any person or entity, or engage in any other act or omission that suggests, Employee is authorized to enter into any agreement or take any action that might bind the Bank to any contractual or other legal obligations commencing with the execution of this Agreement.

5.          Nondisparagement.  Employee shall not make any unfavorable or disparaging communication concerning the Released Parties or any of the products or services they provide.  Employee shall cooperate with Company to provide any information related to Employee’s former duties and responsibilities upon request by the Company.

6.           References.  In the event that Employee identifies the Bank as an employment reference, Employee shall direct any references to contact the Bank’s Vice President of Human Resources and the Bank shall in turn provide a neutral employment reference (i.e., positions held, dates of employment, and compensation).  If during the course of an employment reference the Bank is asked the circumstances regarding Employee’s departure from the Bank, the Bank will advise the inquiring person or entity that Employee resigned from employment to pursue other opportunities.

7.         Confidentiality.  Employee shall not disclose the terms of this Agreement to any person or entity other than Employee’s counsel, immediate family, and tax advisors, provided that each person or entity to which a disclosure is made agrees prior to disclosure to abide by the confidentiality provisions contained herein.  Employee also shall maintain the confidentiality of the Bank’s trade secrets, proprietary information, and other confidential business information.  Employee understands that this contractual duty of confidentiality regarding the Bank’s trade secrets, proprietary information, and other confidential business information supplements, and does not supplant, the common law and statutory duties Employee owes the Bank to maintain the confidentiality of such information.

8.          Return of Bank Property.  Employee shall return to the Bank no later than June 20, 2019, whether in hard copy or electronic form, all Confidential Business Information and other documents, materials, and equipment belonging to the Bank (hereinafter “Bank Property”).  Confidential Business Information shall include, but not be limited to, all trade secrets, processes, methods, passwords, practices, finances, operations, client information, pricing information, vendor information, marketing plans/strategies, business plans/strategies, know-how, and technology.  To the extent that any Bank Property exists in electronic form on a computer or in an email account or other electronic account accessible by Employee and not belonging to or controlled by the Bank, Employee represents and warrants that by June 20, 2019, all versions of electronic documents/information constituting Bank Property shall be deleted/destroyed and, to the extent that such electronic documents/information may be retrieved, restored, or otherwise accessed by forensic or other consultants, Employee shall not directly or indirectly retrieve, restore, or otherwise access such deleted electronic documents/information, whether with the assistance of a consultant or otherwise.  In the event that Employee gains access to or otherwise comes to possess any Confidential Business Information on or after June 20, 2019, the provisions of this Section 8 shall apply and be implemented no later than three days after Employee gains such access.

9.           Entire Agreement and Severability.  No addition, modification, amendment, or waiver or any part of this Agreement shall be binding or enforceable unless executed in a written document signed by both Parties.  The Parties acknowledge that this Agreement constitutes the entire agreement between them, superseding all prior written and oral agreements.  If any provision of this Agreement is held to be invalid, void, or unenforceable, said provision, and only the offending language of said provision, shall be severed from this Agreement, even if the offending language of said provision does not comprise an entire numbered section or even an entire sentence in a numbered section.  The remaining provisions of the Agreement shall remain in full force and effect, and shall be enforced to the extent permitted by applicable law in the event that any provision of this Agreement is severed.

10.          Non-Admission.  The Parties agree that neither this Agreement nor the consideration given herein shall be construed as an admission of any wrongdoing or liability by the Bank or Employee, and that all such liability is expressly denied.  Furthermore, the Parties agree that neither Party shall be deemed a prevailing party by virtue of this Agreement.  Employee authorizes the Bank or its parent company to issue a Form 8-K stating that the Employee has no disagreement with the Company’s Management or Board of Directors.

11.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

12.          Subject Headings.  The subject headings of the sections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

13.          Successor and Assigns.  This Agreement shall be binding on the heirs, personal representatives, successors, and assigns of each Party.

14.          Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the law of the State of Maryland, without regard to any conflict of laws principles that would permit the laws of any other jurisdiction to apply.  Any dispute arising out of or relating to this Agreement must be brought in the Circuit Court of Maryland for Anne Arundel County or the United States District Court for the District of Maryland (Baltimore Division).  The Parties consent to personal jurisdiction and venue before such courts and the Parties waive any defense based on personal jurisdiction, venue, or forum nonconveniens before such courts.  In the event that Employee breaches the provisions of Section 5, or Section 8 of this Agreement, the Bank may terminate making any additional separation payments without any liability to Employee for failing to make such payments and Employee must refund to the Bank any separation payments Employee received, plus the Bank may recover from Employee any additional relief available under applicable law.

15.        Statutory Disclosures.  Employee represents that by signing this Agreement, Employee has carefully read the foregoing, has had sufficient opportunity to review and deliberate the foregoing with counsel of Employee’s own choosing, knows and understands the contents of this Agreement, and signs this Agreement as a free and independent act.  Employee hereby is specifically advised to consult with an attorney before executing this Agreement.  Employee acknowledges and agrees that no inducements, representations, or agreements have been made or relied upon to make this Agreement, except as expressly stated herein, and that Employee is waiving certain rights Employee might otherwise have had.

(a)
Employee was presented with this Agreement on May 30, 2019 and is being given twenty-one (21) calendar days from that date within which to consider accepting and being bound by the terms of this Agreement.  Employee represents that Employee understands and acknowledges that Employee’s release and waiver of claims is exchanged for the separation payments described above in Section 1 and other consideration described elsewhere in this Agreement, which Employee would not otherwise be entitled to receive from the Bank.

(b)
If Employee decides to accept the terms of this Agreement, Employee must execute the Agreement and provide it to the Bank on or before the close of business on June 20, 2019.  Thereafter, Employee has seven (7) days to revoke the Agreement.

(c)
The entire Agreement shall become effective, binding, and irrevocable if the Bank does not receive written notice of Employee’s decision to revoke the Agreement within seven (7) days of the date on which Employee provided a signed copy of the Agreement to the Bank (any notice concerning this Agreement should be sent to Severn Savings Bank, FSB, attn.:  Brooke Poindexter, 200 Westgate Circle, Suite 200, Annapolis, Maryland 21041, or bpoindexter@severnbank.com).  The Bank shall release the separation payments and other consideration to Employee in accordance with the terms of the Agreement after the revocation period lapses if Employee has not revoked the Agreement.

(d)
In the event that Employee executes this Agreement and then revokes Employee’s acceptance within seven (7) days of executing it, Employee shall return all copies of the executed Agreement to the Bank, and the Agreement shall become null and void.

SEVERN SAVINGS BANK, FSB		EMPLOYEE

By:	/s/Brooke Poindexter	By: /s/Paul Susie
	Brooke Poindexter	Paul Susie
Vice President, Human Resources

Date: June 10, 2019		Date: June 10, 2019